Exhibit 10.19

Fourth Amendment

This Fourth Amendment is to the License Agreement dated November 29,1992 by and between the MASSACHUSETTS INSTITUTE OF TECHNOLOGY (“M.I.T.”), the WHITEHEAD INSTITUTE FOR BIOMEDICAL RESEARCH (“Whitehead”) and STRESSGEN BIOTECHNOLOGIES CORPORATION (“LICENSEE”).

The Parties now further agree as follows:

1.               In ARTICLE 1 – DEFINITIONS, strike Section 1.2(b) in its entirety and substitute the following:

1.2(b) United States and foreign patents issued from the applications listed in Appendix A and from divisionals, continuations, renewals, extensions, term restorations and re-examinations of these applications;

2.               In ARTICLE I – DEFINITIONS strike Section 1.7 in its entirety and substitute the following:

1.7 “Field of Use” shall mean all uses.

3.    In ARTICLE I – DEFINITIONS add the following:

1.8 “Sublicensing Revenue” shall mean any payments that LICENSEE receives from a sublicensee in consideration for the sublicense of the rights granted LICENSEE under Section 2.1 of this Agreement including without limitation license fees, milestone payments, license maintenance fees and other payments, but specifically excluding: (i) payments made in consideration for the issuance of equity or debt securities of LICENSEE at fair market value, (ii) payments specifically committed to the research, development and clinical trials (both pre-and post-market) of Licensed Products or Licensed Processes, (iii) payments for equipment and the cost of production of Licensed Products or Licensed Services, and  (iv) running royalties received by LICENSEE from the sublicensee. This definition of Sublicensing Revenue is not intended to include other payments, not specifically outlined above, which are not conventionally understood to be “sublicensing revenue” from the sublicensing of patent rights.

4.               In ARTICLE II – GRANT strike Section 2.1 in its entirety and substitute the following:

2.1   M.I.T. and Whitehead hereby grant to LICENSEE the right and license to make, have made, use, lease, sell, research, develop, import, offer for sale and otherwise distribute the Licensed Products, and to practice the Licensed Processes in the Territory for the Field of Use until the expiration or abandonment of all issued patents and filed patent applications within the Patent Rights, unless this Agreement is earlier terminated in accordance with the provisions of this Agreement.

5.               In ARTICLE II – GRANT strike Section 2.3 in its entirety and substitute the following:

2.3 In order to establish a period of exclusivity for LICENSEE, M.I.T. and Whitehead hereby agree that they shall not grant any other license to make, have made, use, lease and sell Licensed Products or to utilize Licensed Processes in the Territory for the Field of Use prior to the termination of this Agreement pursuant to Article XIII.

6.               In ARTICLE III–DUE DILIGENCE strike Section 3.3 in its entirety.

7.               In ARTICLE IV – ROYALTIES strike Section 4.1(d) in its entirety and substitute the following:

4.1(d) Ten Percent (10%) of Sublicensing Revenue.

The effective date of the Fourth Amendment is the latest date of execution by the parties:

Agreed to for:

MASSACHUSETTS INSTITUTE OF TECHNOLOGY

By	/s/ Lita Nelsen
Name	LITA L. NELSEN
Title	DIRECTOR TECHNOLOGY LICENSING OFFICE
Date	April 3, 2002

WHITEHEAD INSTITUTE FOR BIOMEDICAL RESEARCH

By	/s/ John Pratt
Name	John Pratt
Title	Vice President
Date	April 5, 2002

STRESSGEN BIOTECHNOLOGIES CORPORATION

By	/s/ Daniel L. Korpolinski
Name	Daniel L. Korpolinski
Title	President & Chief Executive Officer
Date	April 15, 2002